Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into effective as of the 31st day of December, 2020 (the “Closing Date”), by and between ATHENA SILVER CORPORATION, a Delaware corporation (the “Seller”), and TRIPOWER RESOURCES, INC. (the “Buyer”).

RECITALS

A.       Seller owns 100 shares representing 100% of the issued and outstanding shares of Athena Minerals, Inc., a Delaware corporation (“AMI” and the “AMI Shares”, respectively) and desires to sell, assign and transfer to the Buyer, the AMI Shares. The assets of AMI are listed on Schedule A attached hereto.

B.       Buyer executed a Credit Agreement with Seller dated July 16, 2012 (the “Credit Agreement”) pursuant to which Buyer agreed to make working capital advances to Seller. As of the date hereof, Seller is indebted to Buyer in the aggregate amount of $1,929,870, representing the principal amount of all advances made by Buyer to Seller under the Credit Agreement (the “Credit Indebtedness”).

B.       The Buyer desires to purchase the AMI Shares owned by Seller and accept the AMI Shares in full satisfaction of Seller’s indebtedness to Buyer under the Credit Agreement, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinbelow set forth, the parties agree as follows:

1.       Purchase of AMI Shares. Subject to the terms and conditions hereinafter set forth, on the Closing Date (as hereinafter defined) Seller shall sell, assign, transfer and deliver to the Buyer, and the Buyer shall purchase from Seller, the AMI Shares in consideration of cancelling the Credit Indebtedness. Seller shall deliver to the Buyer on the Closing Date a Stock Power in proper form for transfer assigning the AMI Shares from Seller to Buyer.

2.       Termination of Credit Agreement and Waiver of Accrued Interest. Concurrently with the purchase of the AMI Shares, the Credit Agreement and all Credit Notes issued thereunder shall terminate and be considered null and void and the Credit Indebtedness shall be deemed fully satisfied. In addition, upon the consummation of the purchase and sale of the AMI Shares, Buyer shall be deemed to have waived and forgiven, unconditionally and irrevocably, all accrued and unpaid interest due under the Credit Agreement and Credit Notes and the Seller shall be deemed released from any liability therefor.

3.       Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

(a)       This Agreement and all documents required hereby to be executed by the Company are and shall be valid, legally binding obligations of and enforceable against the Company and the Buyers in accordance with their terms.

(b)       The execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions contemplated herein, will not constitute a violation, breach, or default under any statute, ordinance, court order, agreement, law, regulation or undertaking applicable to the Company. No third-party consents, authorizations or approvals are necessary in connection with the execution, delivery and performance of this Agreement by the Company.

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(c)       No action, proceeding, investigation or claim is pending or, to the Company’s knowledge, threatened against the Company in connection with the transactions contemplated by this Agreement.

(d)       Seller is the sole owner of the AMI Shares and there are no restrictions upon the transfer of any of the AMI Shares, other than on account of federal and state securities laws. Except for the foregoing, Seller is the true and lawful beneficial owner of the Shares, free of any claims, liens, or encumbrances, and Seller has the right to transfer such AMI Shares except as may hereinabove be expressly provided.

(e)       AMI currently holds the mineral interests listed on Schedule A attached hereto and will continue to hold such interests following the purchase and sale of the AMI Shares.

4.       Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as that there are no restrictions upon the transfer of the AMI Shares, other than may appear on the face of the certificates and other than on account of federal and state securities laws. Except for the foregoing, Buyer is the true and lawful beneficial owner of the AMI Shares, free of any claims, liens, or encumbrances, and Buyer has the right to transfer such AMI Shares except as may hereinabove be expressly provided.

5.       Agreements of Seller and Buyer. Seller and Buyer each agree that in entering into this transaction, neither party is relying upon any statement by the other party as to the value of the AMI Shares and/or the AMI Shares; and each party assumes all risks in entering into this transaction.

6.       Clawback. Buyer hereby grants to Seller the right and option to repurchase all or any portion of the AMI Shares at any time on or before December 31, 2022 (the “Clawback Option”). The price to be paid by Seller to Buyer to exercise the Clawback Option shall be $2.6 million, (or a proportion of $2.6 million if fewer than all of the AMI Shares are being repurchased, reduced by the aggregate amount of all payments paid to Buyer from the sale or lease, or the grant of an option to sell or lease, any AMI assets, listed on Schedule A, and increased by all expenditures to maintain or preserve any AMI assets made by AMI during that period. Exercise of the Clawback Option shall be by 30 days’ written notice to Buyer; and closing shall occur within 30 days of such notice. Payment of the option price shall be by cash or wire transfer of immediately available funds.

7.       Attorney's Fees for Claims. In the event that a claim is brought by one party hereto against the other party hereto for breach of any provision hereof or otherwise arising out of the transaction to which this Agreement relates, the prevailing party shall be entitled to payment or reimbursement of the expenses incurred by it in connection with the litigation or the portion thereof as to which it prevails, including but not limited to, attorneys' fees and costs.

8.       Waiver. Any of the terms or conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefits thereof without affecting any other terms or conditions of this Agreement. The waiver by any party hereto of any condition or breach of any provision of this Agreement shall not operate as a waiver of any other condition or other or subsequent breach.

9.       Amendment. This Agreement may be amended or modified only by a written instrument executed by the parties hereto.

10.      Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings, oral or written, relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by either party which is not embodied in this Agreement and no party shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

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11.       Survival of Representations, Warranties and Agreements. All representations and warranties contained in this Agreement shall survive the consummation of the transaction contemplated hereby. All agreements and covenants contained in this Agreement not fully performed as of the Closing Date shall survive the Closing Date and continue thereafter until fully performed or until the time for further performance has expired.

12.       Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

13.       Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

14.       Fax/Counterparts. This Agreement may be executed by telex, telecopy or other facsimile transmission, and may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one agreement.

15.       Litigation. Any litigation commenced which is based in whole or in part upon claims under or in connection with this Agreement or the transaction contemplated hereby shall be brought in a court of competent jurisdiction (state or federal) in the United States of America.

16.       General. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado, may not be transferred or assigned by any party hereto, other than by operation of law, and shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns; and may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date and year first above written.

ATHENA SILVER CORPORATION

a Delaware Corporation

By: /s/ John Power

Name: John Power

Title: President

TRIPOWER RESOURCES, INC.

By: /s/ John Gibbs

       John Gibbs, President

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SCHEDULE A

REAL ESTATE (Description)	City	State	Type	Description	Parcel Number	Lot Size (acres)	County

Full Section adjacent to Rodman Mountains Wilderness	San Bernardino County	CA	Land	Section 13 - TP 7 N R 4 E. 661.37 acres	0527-061-18-0-000	661.37 acres	San Bernardino County

¼ section known as Chimney Rock	Yermo - Calico	CA	Land	Scenic Chimney Rock parcel	0538-111-12-0-000	160 acres	San Bernardino County

Patented Mining Claim - Section 16	Yermo - Calico	CA	Land	Patented mining claim adjacent to Waterloo	0517-161-03-0-000	33.96 acres +/-	San Bernardino County
ROYALTY

On April 28, 2020, Athena Minerals, Inc. entered into Agreement to Grant a 1% Net Smelter Return (NSR) on all Silver Produced from Langtry Patented Claims (the “NSR Agreement”) with Bruce and Elizabeth Strachan, Trustees of the Bruce and Elizabeth Strachan Revocable Living Trust dated July 25, 2007 whereby Strachan has agreed to grant to Athena Minerals, Inc. a 1% net smelter return on the Langtry Patented Claims in San Bernardino County, California, conditioned upon the completion of the Company’s payment obligation of $150,000 to Mobil Exploration in exchange for Mobil agreeing to reduce its net smelter royalty to 2% pursuant to a 2015 agreement between the Company and Mobil. Athena is making annual payments of $10,000 to Mobil, and as of December 31, 2020 a total of $60,000 has been paid on this agreement, and the balance of $90,000 was outstanding on December 31, 2020. Athena’s 1% NSR on Langtry will not vest until the payment obligation to Mobil has been completed.

UNPATENTED MINING CLAIMS

36 unpatented lode claims in San Bernardino County		Under option to Stronghold Silver (Use Ex A from that agreement for list)

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Serial Number	Claim Name	Claimant Name
CAMC289957	SILVERADO #30	ATHENA MINERALS INC
CAMC289958	SILVERADO #31	ATHENA MINERALS INC
CAMC289960	SILVERADO #33	ATHENA MINERALS INC
CAMC289962	SILVERADO #35	ATHENA MINERALS INC
CAMC289963	SILVERADO #36	ATHENA MINERALS INC
CAMC290264	LILLY #11	ATHENA MINERALS INC
CAMC290265	LILLY #12	ATHENA MINERALS INC
CAMC290266	LILLY #13	ATHENA MINERALS INC
CAMC290267	LILLY #14	ATHENA MINERALS INC
CAMC290268	LILLY #15	ATHENA MINERALS INC
CAMC290269	LILLY #16	ATHENA MINERALS INC
CAMC290270	LILLY #17	ATHENA MINERALS INC
CAMC290271	LILLY #18	ATHENA MINERALS INC
CAMC290272	LILLY #19	ATHENA MINERALS INC
CAMC296910	CLIPPER #1	ATHENA MINERALS INC
CAMC296911	CLIPPER #2	ATHENA MINERALS INC
CAMC296912	CLIPPER #3	ATHENA MINERALS INC
CAMC296913	CLIPPER #4	ATHENA MINERALS INC
CAMC296914	CLIPPER #5	ATHENA MINERALS INC
CAMC296915	HAWAII CLIPPER	ATHENA MINERALS INC
CAMC296916	CALIF CLIPPER #3	ATHENA MINERALS INC
CAMC296917	CALIF CLIPPER #2	ATHENA MINERALS INC
CAMC296918	CALIF CLIPPER #4	ATHENA MINERALS INC
CAMC300265	CLIPPER #12	ATHENA MINERALS INC
CAMC300266	CLIPPER #13	ATHENA MINERALS INC
CAMC300267	CLIPPER #14	ATHENA MINERALS INC
CAMC300268	CLIPPER #15	ATHENA MINERALS INC
CAMC300269	CLIPPER #16	ATHENA MINERALS INC
CAMC300270	CLIPPER #17	ATHENA MINERALS INC
CAMC300271	CLIPPER #18	ATHENA MINERALS INC
CAMC300272	CLIPPER #19	ATHENA MINERALS INC
CAMC300273	CLIPPER #20	ATHENA MINERALS INC
CAMC300274	CLIPPER #21	ATHENA MINERALS INC
CAMC300275	CLIPPER #22	ATHENA MINERALS INC
CAMC300276	CLIPPER #23	ATHENA MINERALS INC
CAMC300277	CLIPPER #24	ATHENA MINERALS INC

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